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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    FORM 8-K

                 Current Report Pursuant to Section 13 or 15(d)

                     of the Securities Exchange Act of 1934

Date of Report:                     August 23, 1995

                             HEALTHSOUTH Corporation

                   ------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

         Delaware                     1-10315               63-0860407
    ------------------               ---------             ------------
     (State or Other               (Commission          (I.R.S. Employer
Jurisdiction of Incorporation      File Number)        Identification No.)
     or Organization)

       Two Perimeter Park South
         Birmingham, Alabama                                 35243
     ----------------------------                        -------------
       (Address of Principal                              (Zip Code)
         Executive Offices)

     Registrant's Telephone Number,                    (205) 967-7116
       Including Area Code:

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Item 5.           OTHER EVENTS

         On August 23, 1995, HEALTHSOUTH Corporation, a Delaware corporation (the "Company"), entered into a Plan and Agreement of Merger with Sutter Surgery Centers, Inc., a Delaware corporation ("SSCI"), pursuant to which a wholly-owned subsidiary of the Company will be merged into SSCI, with SSCI to be the surviving corporation. Under the terms of the Plan and Agreement of Merger, SSCI stockholders will be entitled to receive shares of Company Common Stock for each share of SSCI Common Stock held by them. The estimated value of the transaction, which will be accounted for as a tax-free pooling of interests, is approximately $38 million. As a result of the Merger, the Company will acquire 12 outpatient surgery centers in 3 states. The consummation of the transaction is subject to the expiration or termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act, and to certain other regulatory approvals. Subject to such approvals, the transaction is expected to close in the fourth quarter of 1995, or as soon as practicable after the receipt of such approvals.

Item 7.           FINANCIAL STATEMENTS AND EXHIBITS

         (c)      Exhibits

                  21.      Form  of  press   release   issued   by   HEALTHSOUTH
                           Corporation in connection with the above-described transaction.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:              September 7, 1995

                                HEALTHSOUTH Corporation

                                By   /s/ ANTHONY J. TANNER
                                  --------------------------------------------
                                     Anthony J. Tanner
                                     Executive Vice President - Administration
                                        and Secretary

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